Exhibit 3.17

State of California

Secretary of State

Filed March 7, 2006

File No. 200606610275

CERTIFICATION OF FORMATION OF

BURLINGTON COAT FACTORY OF CALIFORNIA, LLC

A California Limited Liability Company

1. The name of the limited liability company is Burlington Coat Factory of California, LLC

2. The purpose of the limited liability company is to engage in any lawful act or activity for which a limited liability company may be organized under the Beverly-Killea Limited Liability Company Act.

3. The name of the initial agent of service of process is Corporation Service Company which will do business sin California as CSC-Lawyers Incorporating Service.

4. The address is California.

5. The limited liability company will be managed by all limited liability company member(s).

6. Additional information:

7. /s/ Cindy Rashed Reilly March 3, 2006

8. Return to: